Exhibit 3.348

TN-MEMPHIS-803 CHANNEL 3 DRIVE, LLC

a Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TN-Memphis-803 Channel 3 Drive, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of October 23, 2013, by Tribune Real Estate Holdings, LLC, a Delaware limited liability company and the sole member of the Company (the “Member”).

PRELIMINARY STATEMENT

WHEREAS, a Certificate of Formation (the “Certificate of Formation”) has heretofore been filed with the Secretary of State of the State of Delaware to form the Company under and pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”);

WHEREAS, the Member owns 100% of the membership interests of the Company; and

WHEREAS, in accordance with the Act, the Member desires to enter into this Agreement to set forth the rights, powers and interests of the Member with respect to the Company and its membership interests therein and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, the Member agrees as follows:

ARTICLE I

ORGANIZATION

1.1 Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware. In the event of a conflict between the terms of this Agreement and the Certificate of Formation, the terms of the Certificate of Formation shall prevail.

1.2 Name. The name of the Company is TN-Memphis-803 Channel 3 Drive, LLC. To the extent permitted by the Act, the Company may conduct its business under one or more assumed names deemed advisable by the Member or an officer of the Company.

1.3 Purposes. The purpose of the Company is to engage in any lawful business or activity for which a limited liability company may be formed under the Act and to engage in any and all activities necessary or incidental thereto. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers and privileges granted by the Act.

1.4 Duration. The Company shall continue in existence until the Company shall be dissolved and its affairs wound up in accordance with this Agreement and, to the extent not superseded by this Agreement, the Act.

1.5 Registered Office and Registered Agent; Principal Office.

(a) The registered office of the Company, required by the Act to be maintained in the State of Delaware, shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Member or an officer of the Company may designate from time to time in the manner provided by the Act.

(b) The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other person or entity as the Member or an officer of the Company may designate in the manner provided by the Act.

(c) The principal office of the Company shall be at such place as the Member or an officer of the Company may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there for inspection as required by the Act. The Company may have such other offices as the Member or an officer of the Company may designate from time to time.

1.6 Qualification; Filings. The Member and any officer of the Company may execute, deliver and file any certificates or documents (and any amendments and/or restatements thereof) necessary or appropriate for the continuation, qualification and operation of a limited liability company in Delaware and in any other jurisdiction in which the Company may elect to do business.

ARTICLE II

MEMBERSHIP INTERESTS

2.1 Sole Member. As of the date hereof, the Member is the sole member of the Company and owns 100% of the membership interests of the Company and no other person has any right to take part in the ownership of the Company.

2.2 Assignments. The Member may assign in whole or in part its membership interests in the Company. If the Member transfers all of its membership interests pursuant to this Section 2.2, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor shall cease to be a member of the Company.

2.3 Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

2.4 Certificates. The membership interests of the Company shall be certificated. Any officer of the Company is authorized to execute membership certificates on behalf of the Company in form and substance as such officer shall approve.

2.5 Transfers and Pledges. This Agreement shall not impose any restriction on the right of the Member to sell, transfer, assign, dispose of or pledge as collateral any membership interest of the Company.

2.6 Membership Interests are Securities for UCC Purposes. The membership interests of this Company shall constitute a “security” governed by Article 8 of the Uniform Commercial Code of the State of Delaware (the “UCC”) and any certificate evidencing such membership interest is a “certificated security” within the meaning of Section 8-102(a)(4) of the UCC.

2.7 Liability to Third Parties. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated or liable in any capacity (including as a member or as a manager of the Company) for any such debt, obligation or liability, including under any judgment, decree or order of any court.

ARTICLE III

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

3.1 No Required Capital Contributions. The Member shall not be obligated to make any capital contributions to the Company.

3.2 Withdrawal of Capital. Except as otherwise provided herein or in the Act, the Member shall have no right to withdraw, or receive any return of, all or any portion of the Member’s capital contributions.

3.3 Interest. No interest shall be paid by the Company on capital contributions.

3.4 Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its membership interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE IV

MANAGEMENT OF THE COMPANY

4.1 Management of Business. Except as otherwise expressly provided in this Agreement, in accordance with Section 18-402 of the Act, and subject to Section 4.2, management of the Company shall be vested in the Member and the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member. The Member has the authority to bind the Company.

4.2 Officers.

(a) General. The Member may, from time to time, appoint officers of the Company to assist with the management of the business affairs of the Company. The officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member. Unless the Member decides otherwise, if the title of an officer is one commonly used for officers of a corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Member may appoint a Chief Executive Officer, President, one or more Vice Presidents, Secretary, one or more Assistant Secretaries, Treasurer, one or more Assistant Treasurers and such other officers as the Member may determine. Any number of offices may be held by the same person.

(b) Term; Removal. Each officer of the Company shall hold office until such officer’s successor is chosen and qualified or such officer’s earlier death, resignation or removal. Any officer appointed by the Member may be removed at any time by the Member, with or without cause.

(c) Authority. Each officer of the Company shall have the authority and power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company in accordance with the power and authority delegated to such officer pursuant to this Agreement or otherwise by the Member or in accordance with applicable procedures and practices of the Company.

ARTICLE V

MEETINGS OF MEMBERS

5.1 Meetings. Meetings of members shall not be required as long as the Member remains the sole member of the Company.

5.2 Action by Written Consent. Any action that may be taken at a meeting of the members may be taken without a meeting if consented to, in writing or by electronic transmission, in accordance with Section 18-302 of the Act. Such consent shall have the same force and effect as a vote of the Member at a meeting duly called and held. No prior notice from the Member to the Company shall be required in connection with the use of a consent pursuant to this Section 5.2.

ARTICLE VI

OWNERSHIP OF COMPANY PROPERTY

6.1 All interests, properties, whether real or personal, rights of any type owned or held by the Company, whether owned or held by the Company at the date of its formation or thereafter acquired (collectively, “Company Property”), shall be deemed to be owned by the Company as an entity, and no member shall have any ownership interest in such Company Property or any portion thereof. Title to any or all Company Property may be held in the name of the Company or one or more nominees, as the Member or an officer of the Company may determine. All Company Property shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company Property is held.

ARTICLE VII

BOOKS AND RECORDS

7.1 Books and Records of Account. The Company shall maintain adequate books and records of account that shall be maintained on the accrual method of accounting. All of the books of account of the Company shall at all times be maintained at the principal office of the Company, or at such other place or places as may be designated by the Member or an officer of the Company.

7.2 Bank Accounts. The Company may maintain one or more bank, securities, brokerage or other accounts for such funds or other assets of the Company as it shall choose to deposit therein, and withdrawals therefrom shall be made upon such signature or signatures as the Member or an officer of the Company shall determine.

7.3 Company Tax Returns. The Company shall file all tax returns, if any, required to be filed by the Company.

7.4 Audits. The Company is not required to perform an audit each fiscal year but will do so if requested by the Member.

7.5 Fiscal Year. The fiscal year of the Company shall begin on the first Monday after the last Sunday in December of each year and end on the last Sunday in the following December.

ARTICLE VIII

INDEMNIFICATION; LIMITATION OF LIABILITY

8.1 Right to Indemnification.

(a) Right to Indemnification of Members and Officers. The Company shall indemnify and hold harmless, to the fullest extent permitted by law as it presently exists or may hereafter be amended, any person or entity (an “Indemnified Person”) who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a member or any partner, member, director, trustee, manager, officer or employee of a member (each, a “Member Party”) or an officer of the Company or, while a Member Party or an officer of the Company, is or was serving at the request of the Company as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a Member Party or an officer or in any other capacity while serving at the request of the Company, as a director, officer, trustee, manager, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in such Proceeding; provided that, as provided in the Fourth Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries Proposed by the Debtors, the Official Committee of Unsecured Creditors, Oaktree Capital Management, L.P., Angelo, Gordon & Co., L.P., and JPMorgan Chase Bank, N.A., filed pursuant to Section 1121(a) of the Bankruptcy Code, as amended (the “Plan of Reorganization”), no such indemnification or reimbursement rights shall apply to any LBO-Related Causes of Action (as defined in the Plan of Reorganization) arising prior to December 8, 2008. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.1(c), the Company shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by or on behalf of such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Member. The Company hereby agrees: (i) that it is the indemnitor of first resort (i.e., in the event any Indemnified Person has the right to receive indemnification from one or more sponsors, affiliates or third parties, the Company’s obligations to such Indemnified Person are primary); and (ii) that it shall be required to pay the full amount of expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection with any Proceeding in advance of its final disposition as required by the terms of this Agreement, without regard to (A) any rights such Indemnified Person may have, or the exercise of any such rights by such Indemnified Person, against any other sponsors, affiliates or third parties or (B) any advance or payment made by such sponsors, affiliates or third parties on behalf of such Indemnified Person with respect to any claim for which such Indemnified Person is entitled to indemnification from the Company; and (iii) that it irrevocably waives, relinquishes and releases such sponsors or affiliates from any and all claims against such sponsors or affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(b) Prepayment of Expenses. The Company shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by an Indemnified Person in connection with any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Section 8.1 or otherwise.

(c) Claims by Indemnified Persons. If a claim for indemnification or advancement of expenses under this Section 8.1 is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Company (and any undertaking required under Section 8.1(b)), the Indemnified Person may file suit to recover the unpaid amount of such claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid the expense of prosecuting or defending such claim. In any such action, the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under the terms of this Agreement and applicable law.

(d) Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Company or, while an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-officer employees or agents shall be made in such manner as is determined by the Member in its sole discretion. Notwithstanding the foregoing sentence, the Company shall not be required to indemnify a person described therein in connection with a Proceeding initiated by or on behalf of such person if the Proceeding was not authorized in advance by the Member.

(e) Advancement of Expenses of Employees and Agents. The Company may pay the expenses (including attorneys’ fees) actually and reasonably incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Member.

(f) Non-Exclusivity of Rights. The rights conferred on any person or entity by this Section 8.1 shall not be exclusive of any other rights which such person or entity may have or hereafter acquire under any statute, provision of this Agreement, decision of the Member, agreement or otherwise.

(g) Other Indemnification. Except as provided in Section 8.1(a), the Company’s obligation under the provisions of this Section 8.1, if any, to indemnify any person who was or is serving at its request as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type, including service with respect to any employee benefit plan, shall be reduced by any amount such person collects as indemnification from such other corporation or such partnership, joint venture, limited liability company, trust, enterprise, nonprofit entity or other entity of any type; provided that no Indemnified Person shall have the obligation to reduce, offset, allocate, pursue or apportion any indemnification advancement, contribution or insurance coverage among multiple parties possessing such duties to such Indemnified Person prior to the Company’s satisfaction of its obligations under the provisions of this Section 8.1.

(h) Insurance. The Member or an officer of the Company may, to the full extent permitted by law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain, at the Company’s expense, insurance: (i) to indemnify the Company for any obligation which it incurs as a result of the indemnification of any member, officer, employee or agent under the provisions of this Section 8.1; and (ii) to indemnify or insure any Member Party, officer, employee or agent against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of this Section 8.1.

(i) Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Section 8.1, or adoption of any provision of this Agreement inconsistent with this Section 8.1, shall not adversely affect any right or protection hereunder of any person or entity in respect of any act or omission occurring prior to the time of such repeal, modification or adoption of any inconsistent provision. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s or entity’s heirs, executors, administrators, receivers, trustees, successors, assignees and transferees.

8.2 Limit on Liability of Member. The indemnification set forth in this Agreement shall in no event cause the Member to incur any liability or obligation to any Indemnified Person, the Company or any other third party.

ARTICLE IX

DISSOLUTION AND WINDING UP

9.1 Events Causing Dissolution. Subject to Section 9.2, the Company shall be dissolved upon the first of the following events to occur:

(a) The written consent of the Member at any time to dissolve and wind up the affairs of the Company; or

(b) The occurrence of any other event that terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act.

9.2 Bankruptcy. Notwithstanding any other provision of this Agreement, Bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company, and upon the occurrence of such an event, the business of the Company shall be automatically continued without dissolution.

9.3 Winding Up. If the Company is dissolved pursuant to Section 9.1, the Company’s affairs shall be wound up as soon as reasonably practicable as determined by the Member. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

9.4 Distributions on Liquidation.

(a) Upon completion of all desired sales of Company assets, and after payment of all selling costs and expenses, the proceeds of such sales, and any Company assets that are to be distributed in kind, will be distributed to the following groups in the following order of priority: (i) to satisfy Company liabilities to creditors; (ii) to satisfy Company obligations to the Member; and (iii) to the Member, on account of its membership interest in the Company. All distributions required under this Section 9.4 shall be made to the Member within ninety (90) days after the date of such liquidation.

(b) The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all claims of a priority group, the available assets shall be distributed in proportion to the amounts owed to each creditor or membership interests in such group.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Creditors. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditor of the Member or of the Company. No creditor who makes a loan to the Member or to the Company may have or acquire, solely as a result of making such loan, any membership interest or interest in the profits or property of the Company, other than such membership interest or interest in the profits or property of the Company that may be expressly granted to such creditor, with the written consent of the Member or an officer of the Company, pursuant to the terms of such loan.

10.2 Entire Agreement. This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written.

10.3 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

10.4 Amendment. This Agreement may be amended, supplemented or modified only by a written agreement executed by the Member.

10.5 Binding Effect; Benefit. This Agreement shall be binding upon and shall inure to the benefit of the Member and the Company, all Indemnified Persons and their respective estates, heirs, legal or personal representatives, executors, administrators, receivers, trustees, successors, assignees and/or transferees.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the local, internal laws of the State of Delaware (without giving effect to the conflicts or choice of law provisions thereof).

10.7 Headings and Captions. All headings and captions contained in this Agreement are included for convenience of reference only and shall not be deemed a part of this Agreement.

10.8 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. The term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respect qualifies or modifies the use of the terms “and” or “or” in others. “Or” shall not be interpreted to be exclusive unless the context otherwise requires; and “and” shall not be interpreted to require the conjunctive, in each case unless the context otherwise requires. The terms “include” and

“including” are to be construed as non-exclusive (so that, by way of example and for the avoidance of doubt, “including” shall mean “including without limitation”), in each case, unless the context otherwise requires.

*********

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

SOLE MEMBER:

TRIBUNE REAL ESTATE HOLDINGS, LLC

By:	/s/ Jack Rodden
Name:	Jack Rodden
Title:	Vice President

Limited Liability Company Agreement of TN-Memphis-803 Channel 3 Drive, LLC